Exhibit 99.2

Operator’s Opening Script:

Welcome to the Third Quarter 2019 New York City REIT, or NYCR, webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain assumptions and risk factors which could cause the Company’s actual results to differ materially from these forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2018 filed on March 15, 2019 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Also, during today's call, we will discuss non-GAAP financial measures of New York City REIT, Global Net Lease, Inc., or GNL, and Healthcare Trust, Inc., or HTI. All three REITs are advised by affiliates with our advisor and also make filings with the SEC. These measures should not be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The performance of the other two entities should also not be used to predict the performance or business plan of NYCR. Each company has provided a reconciliation of these measures to the most directly comparable GAAP measure as part of the 3rd quarter 2019 investor presentation for NYCR (available on the company’s website, at www.newyorkcityreit.com), as part of the most recent earnings release for GNL (available on GNL’s website at www.globalnetlease.com) and part of the 3rd quarter 2019 Quarterly Report on Form 10-Q for HTI (available on HTI’s website at www.healthcaretrustinc.com).

You may submit questions during today’s webcast by typing them in the box in the lower right of the screen and a member of our investor relations group will follow-up to answer questions directly after the presentation. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.newyorkcityreit.com.

I would now like to turn the call over to Michael Weil, Chief Executive Officer of AR Global. Please go ahead.

Opening Script

Hello everyone, this is Mike Weil, CEO of AR Global. I would like to review a few updates about the AR Global platform before going through the 3rd quarter webinar materials.

AR Global currently manages $11 billion of assets across two non-traded REITs and two publicly traded REITs. For our two operating non-traded REITs, New York City REIT and Healthcare Trust, Inc., we remain focused on readying each company for an eventual full-cycle liquidity event. Key initiatives for these REITs include executing upon additional lease-up opportunities to drive occupancy and earnings, actively managing the capital structure through select financing transactions and deploying all available capital to continue growing and optimizing these portfolios.

American Finance Trust, one of our publicly traded REITs, has a $3.8 billion portfolio consisting of single-tenant and multi-tenant properties in the U.S. with a high concentration of service-retail assets. At the end of the third quarter, the company owned 771 properties with an overall portfolio occupancy of 95% and average contractual rent growth of 1.3% per year, including a portfolio of 50 dialysis centers that closed on the last day of the quarter. We expect the fourth quarter to benefit from the full impact of this real estate acquisition. The weighted-average remaining lease term for the portfolio at the end of the quarter was almost nine years.

Global Net lease, or GNL, our other publicly traded REIT, saw third quarter revenue increase 8.4% year-over-year to $78 million and third quarter AFFO increase year-over-year to $40 million. GNL finished the quarter very strong with robust acquisitions as the company closed on $102 million of property acquisitions at a weighted average cap rate of 7.7% and has a forward-looking pipeline of $373 million that is expected to close in the fourth quarter, bringing year to date acquisitions to an expected $698 million.

Healthcare Trust, Inc. continues to grow its Net Operating Income which is 91% generated by Medical Office Buildings and Seniors Housing Operating Properties. HTI plans to continue to identify and acquire new high-quality medical properties, while focusing on organic NOI growth within the existing portfolio through the implementation of new property operators and other asset management initiatives.

New York City REIT closed on the acquisition of three condominium units located at 196 Orchard Street in Manhattan for an aggregate contract price of approximately $89 million. The condominiums are leased to high quality tenants and the leases all include rent escalators and have a weighted average remaining lease term of 13 years. The Company continues to emphasize leasing and maintaining an efficient capital structure so as to best position the Company for a liquidity event or sale.

Also, on September 13th, Chris Masterson was named Chief Financial Officer for NYCR. Chris will continue to serve as the CFO of Global Net Lease as well. Katie Kurtz remains the CFO for AFIN and HTI. We believe that the board’s decision to move Chris into this role helps create a better balance of resources for all of the REITs we advise.

I would like to thank you for joining us on today’s call, and now we will begin today’s presentation.

NYCR Webinar Script

Slide 2: NYCR Highlights – (Zach Pomerantz)

Thank you, Mike and hello everyone, this is Zach Pomerantz, Senior Vice President for Asset Management for New York City REIT. I’d like to begin with some of the highlights from the third quarter of 2019 based on information contained in our recently filed 10-Q.

New York City REIT continues to focus on its lease up initiatives across the portfolio and more specifically 9 Times Square and 123 William Street. I am proud to announce that at the end of the third quarter 2019, NYCR’s overall portfolio occupancy increased from 90.3% to 92.4% year-over-year. We believe this boost to occupancy will continue to drive NOI gains across the portfolio as incentives burn off and these tenants commence paying rent. Our largest occupancy gain has come at 9 Times Square where occupancy is now 88.2%, up from 74.6% a year ago. We believe there is additional leasing upside at this property in the remainder of 2019.

On July 17, 2019, New York City REIT acquired a fee-simple interest in three condominium units located at 196 Orchard Street in Manhattan for an aggregate contract sale price of approximately $89 million, excluding acquisition related costs. The condos are fully occupied by high-quality, experiential tenants subject to long-term leases with contractual rental increases. Also, the Company entered into a 10-year term loan with Nationwide Life Insurance Company for $51 million with an attractive fixed interest rate of 3.85% to fund a portion of the cost of the acquisition.

Slide 3: Q3 2019 Leasing Activity – (Zach Pomerantz)

On slide 3, you can see we have had great leasing success as measured by occupancy gains across the portfolio. 123 William Street has continued its strong leasing and has improved its occupancy to 97%. As I mentioned earlier, 9 Times Square has realized significant occupancy gains in the last year. Subsequent to quarter end, we are in the process of negotiating several leases at 1140 Avenue of the Americas that we expect will return occupancy to over 90% in the coming months.

Slide 4: Key Initiatives – (Zach Pomerantz)

Our strategy at NYCR is straight-forward: drive organic growth through leasing activity, continue to prudently finance our assets to maintain an efficient capital structure, and selectively pursue additional acquisitions with a focus on assets located in Manhattan. By executing on these initiatives, we continue to better position the company for an eventual liquidity event.

Additionally, NYCR’s net leverage remains low at 40%, providing room for potential portfolio growth.

Slide 5: New York City Market Trends – (Zach Pomerantz)

The New York City real estate market continues to have strong and desirable long-term fundamentals, particularly in the Manhattan office market. As we’ve mentioned in the past, Manhattan is a supply constrained market that has historically contributed to long-term growth of rents and corresponding increases in property values. However, historic development projects on the west side of the city and evolving zoning requirements have led to a massive increase of office, retail and residential development in the last decade and have caused dramatic shifts in the office leasing market. It is no small feat that we have managed to grow occupancy in our portfolio throughout this city-wide expansion. We believe that our active management and continued work with brokerage teams that are specialists in our properties differentiate us from the competition and encourage continued interest from tenants looking for space in our sub-markets.

Slide 6: Portfolio Overview – (Zach Pomerantz)

NYCR has a portfolio of $868 million of real estate at cost consisting of eight properties as of September 30, 2019, with portfolio occupancy of 92.4% and a weighted average remaining lease term of 6.9 years.

As you can see from the map on the right-hand side, with the exception our medical office property, which is in Brooklyn, our assets are centralized in Manhattan. We expect future acquisition activity to be focused on properties located in Manhattan.

I’d now like to turn the call over to Chris Masterson, Chief Financial Officer of NYCR.

Slide 7: Balance Sheet Summary – (Chris Masterson)

Thank you, Zach. Slide 7 provides a snapshot of our balance sheet at quarter end. New York City REIT’s total real estate at cost stood at $868 million, which consists of the eight properties that the Company owns. As of September 30, 2019, NYCR’s cash and cash equivalents balance was $54 million. We also had seven loans outstanding with a combined balance of $405 million (gross). The company’s net leverage was only 40%, with a weighted average effective interest rate of 4.4%.

As Zach mentioned earlier, we are seeing the effects of our previously announced tenant leasing initiatives which were funded, in part, by the suspension of the monthly distributions in the first quarter of 2018. Since the end of Q1 2018, following the suspension, the 200 basis points increase in occupancy, and the $2 million increase in Cash NOI to $8.8 million in the third quarter are some of the results of this effort. Though our board of directors has not yet reinstated the distribution, we are pleased with the improved occupancy and increased revenues resulting from these initiatives. As additional rent commences under new leases and after the free rent burn-off in the portfolio, the Board will continue to evaluate the resumption of distributions.

Slide 8: Management Team – (Chris Masterson)

Our management team and Board remain focused on driving earnings within the portfolio, and preparing the company for a full-cycle liquidity event for shareholders. While nothing has been announced at this time, our team remains committed to maximizing shareholder value over the long term and preparing the company for an eventual liquidity event.

Slide 9: Supplemental Information – (Chris Masterson)

On October 24, 2019, the independent directors of the Board unanimously approved an estimated per-share net asset value, or NAV, equal to $20.26 as of June 30, 2019. You may find a detailed discussion of the process undertaken to determine the NAV in the Form 8-K filed on October 25, 2019. You will note that the NAV remains the same from last year, but if you look at the filing you will see that the range of values determined by Duff & Phelps this year was $18.79 to $21.20, a $0.24 improvement and a $0.62 improvement over last year, respectively.

Closing Comments – (Chris Masterson)

We thank you for joining us today. For account information, including balances and the status of submitted paperwork or for any questions in general, please call us at (866) 902-0063.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.newyorkcityreit.com.

Thank you for attending today’s presentation. You may now disconnect.